QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

    [NETWORK COMMERCE LOGO]

FOR IMMEDIATE RELEASE

NETWORK COMMERCE ACQUIRES INTERNET DOMAIN
REGISTRARS CORPORATION, A LEADING GLOBAL DOMAIN
NAME INFRASTRUCTURE COMPANY AND OPERATOR OF
REGISTRARS.COM AND OTHER DOMAIN SERVICES

    Network commerce continues to expand its technology infrastructure and services business; company expects new division to generate more than
$20 million in Revenue in 2001

    SEATTLE—December 26, 2000—Network Commerce Inc. (NASDAQ: NWKC), the global technology infrastructure and services company, today announced the acquisition of Internet Domain Registrars Corporation ("IDR"), a leading global domain name infrastructure company, operator of Registrars.com (http://www.registrars.com) and registrar of the new Multilingual Top Level Domains (mTLD).

    Founded in 1997, IDR is one of the leading registrars in the domain name industry with more than 600,000 registered domains, and is accredited by the Internet Corporation for Assigned Names and Numbers (ICANN). In early November, the company began offering registration of mTLDs, initially in Korean, Chinese and Japanese. Network Commerce plans to integrate IDR into its business-to-business offerings to bolster its technology infrastructure business and will continue to sell domain names to businesses and individuals. The company also expects the addition of IDR to have a positive impact on its new customer growth and revenue in its commerce and wireless offerings.

    Under the terms of the agreement, Network Commerce will acquire IDR for $750,000 in cash and 8,250,000 shares of Network Commerce common stock. As part of the agreement, the shareholders and employees of IDR are also eligible to receive an additional 3,500,000 shares of Network Commerce stock based on earn-out provisions over the next two years. The $750,000 cash payment will be dispersed in three installments over the next year. Network Commerce currently intends to maintain IDR's office in Vancouver, British Columbia, as well as incorporating part of its operations into Network Commerce corporate headquarters in Seattle.

    IDR currently generates revenue from the sale of domain name services to businesses, global partners, affiliate partners, referral partners and individuals. Businesses and individuals register domains directly with IDR; global partners generally purchase large volumes of domain name registrations at wholesale prices; and affiliate and referral partners link their Web sites to the IDR domain registration system. IDR registered more than 600,000 domains between October 1, 1999 and November 30, 2000; Network Commerce expects the division to register more than one million domains in fiscal year 2001. Network Commerce has projected revenue of more than $20 million for the division for fiscal year 2001 with a positive cash flow expected by the second quarter of 2001.

    "Since we expect our domain registration business to be a cash flow positive business by the second quarter of 2001, we fully expect the addition of IDR to provide a new and significant revenue and cash flow stream to the company," said Dwayne Walker, chairman and chief executive officer of Network Commerce. "We believe this is an important addition to our technology infrastructure business. We also believe this will be another avenue for expanding our database of registered customers."

    "We expect our acquisition by Network Commerce to open up new opportunities for our customers because of their small business offerings and online marketplaces," said Paul Lum, president of IDR. "The businesses and individuals buying domain names from us will now have immediate access to a variety of technologies and services to build and grow online businesses."

    Network Commerce will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) on Tues., Dec. 26, 2000 to discuss this announcement. The call will feature remarks by Chairman and Chief Executive Officer Dwayne Walker and Vice President of Finance/interim Chief Financial Officer Stephen Smith. A live broadcast of the conference call may be heard by dialing (800) 640-7899 for callers within the United States or by dialing (415) 904-2474 for callers outside the United States. The conference call will also be broadcast live, and a replay will be available shortly after the conclusion of the call, at www.vcall.com.

About Network Commerce Inc.

    Established in 1994, Network Commerce Inc. (http://www.networkcommerce.com) is the global technology infrastructure and services company. Network Commerce provides a comprehensive technology and services platform including domain registration, hosting services, e-commerce services, wireless technology, and online marketplaces. Network Commerce's technology and services platform operates on the infrastructure of four data centers, over 500 servers, and bandwidth of 400 megabits per second. Network Commerce is headquartered in Seattle with offices in California, Georgia and the United Kingdom.

About Internet Domain Registrars Corporation

    IDR is one of the leading ICANN-accredited registrars in the domain name industry. The company specializes in top-level domain name registration, including the popular.com,.net, and.org names, country-level domains such as.tv,.ws and.cc and now multilingual domains. IDR was accredited by the Internet Corporation for Assigned Names and Numbers (ICANN) in 1999. The company's value-added services, superior customer support, and lucrative partner programs are key factors in its remarkable growth.

Forward Looking Statements:

    Certain statements in this announcement, including statements concerning projections of future cash flow and revenue of Internet Domain Registrars Corporation ("IDR") and the contributions of IDR to our financial position, and our plans, intentions and expectations, contain "forward-looking statements" within the meaning of the Securities Act of 1933 as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words "believe," "expect," "intend," "anticipate," variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are not guaranties of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement. Factors that could affect Network Commerce's actual results include, among others, the factors described in Network Commerce's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. Network Commerce Inc. undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Press Contact:

Rita Brautigam, Network Commerce Inc., (206) 223-1996, ritab@networkcommerce.com

Investor Relations Contacts:

Stephen Smith, Network Commerce Inc., (877) 430-0131, ir@networkcommerce.com
Elise Spencer, Network Commerce Inc., (877) 430-0131, ir@networkcommerce.com

# # #

QuickLinks

NETWORK COMMERCE ACQUIRES INTERNET DOMAIN REGISTRARS CORPORATION, A LEADING GLOBAL DOMAIN NAME INFRASTRUCTURE COMPANY AND OPERATOR OF REGISTRARS.COM AND OTHER DOMAIN SERVICES